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                                                                   EXHIBIT 10.18

                        DIRECTED ENGINEERING AGREEMENT


This Agreement is made as of March 20, 1998 by and between Asymetrix Learning Systems, Inc. ("Asymetrix") and Vulcan Northwest, Inc., d/b/a Advanced Placement Excellence ("APEX"). The purpose of this Agreement is to set forth the terms under which Asymetrix will, for the consideration herein, make certain enhancements to its Librarian product. Asymetrix and APEX hereby agree as follows:

1.  CREATION OF ENHANCEMENTS.


Asymetrix will modify the commercially available version of its Asymetrix Librarian learning management system to include the following additional functionality (the "Enhancements"): (1) an offline content facility that enables the digital submission, tracking and management of offline assignments, and (2) enhanced lesson duration properties. The detailed specifications for the Enhancements and the schedule for completion of the Enhancements will be specified by the parties in one or more mutually agreed-upon statements of work, which may be modified by the mutual agreement of the parties. Asymetrix will retain sufficient qualified engineering personnel to complete Enhancements within the agreed-upon schedule.


2.  OWNERSHIP AND INTELLECTUAL PROPERTY.

APEX acknowledges and agrees that the creation of the Enhancements is NOT a work for hire and all rights in and to the Enhancements, including any intellectual property rights therein, shall remain the sole and exclusive property of Asymetrix. APEX acknowledges and agrees that Asymetrix is the exclusive owner of all copyrights and all other proprietary rights in the Enhancements regardless of any payments to Asymetrix hereunder, and acknowledges that the Enhancements may be included in future versions of Librarian. To the extent APEX may acquire any rights in the Enhancements, APEX hereby assigns such rights to Asymetrix. This Agreement conveys to APEX no rights or licenses to use, duplicate, distribute, market, sublicense or sell the Enhancements in any manner whatsoever. Any license to use the

3.  COMPENSATION.

In consideration of the creation of the Enhancements, APEX shall pay Asymetrix $250,000, which shall be payable in non-refundable installments upon the achievement of milestones as follows:

          Payment Amount      Milestone
          --------------      ---------
          $ 150,000           Completion of the initial specification
          $  50,000           Completion of specification for user interface
          $  50,000           Delivery of beta version of Librarian with Enhancements
          $  50,000           Delivery of final version of Librarian with Enhancements

4.  WARRANTY AND LIMITATIONS.

Asymetrix warrants that the Enhancements will conform to the agreed upon
specifications.   Asymetrix disclaims any implied warranties of merchantability, fitness for a particular purpose, title and noninfringement. Neither party shall be liable for consequential, incidental, special or exemplary damages, even if apprised of the likelihood of such damages occurring. in no event shall the liability of either party relating to this Agreement or the enhancements exceed the total amount payable to Asymetrix hereunder.


ASYMETRIX LEARNING SYSTEMS, INC.        VULCAN NORTHWEST, INC.

By /s/ J. Billmaier                     By /s/ Bryan Barnett
   ------------------------------          -------------------------------
Name James Billmaier                    Name Bryan Barnett
     ----------------------------            -----------------------------
Title   CEO                             Title Project Manager
      ---------------------------             ----------------------------

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